                                        Exhibit 10.2

May 17, 2017

David Sakhai
[__________]
[__________]

Dear David:

This agreement (the “Agreement”) will confirm the terms and conditions of your continued service with FXCM Group, LLC (the “Company”). The effective date of this Agreement is May 15, 2017.

I.    DUTIES AND RESPONSIBILITIES.

A.    From the effective date of this agreement through the earlier of May 31, 2018 or your termination of services (the “2018 Term”), you will continue as a Chief Operating Officer (“COO”) of the Company and maintain responsibilities at its operating companies at our New York office. You shall have the duties, responsibilities and authorities that you have customarily exercised as the COO but are expected to transition these duties, responsibilities and authorities over the 2018 Term to other individuals based on a plan developed with the Company’s leadership.

B.    If you have remained in service through May 31, 2018, beginning June 1, 2018 through the earlier of (i) May 31, 2022 or (ii) the Advisory Termination Date (as defined below) (the “Advisory Term”), you will continue to serve the Company on a part-time basis, providing consultation and advice as requested from time to time by the Board or officers of the Company. In this capacity, you will not be required to come into the office but you are expected to be available at the discretion of the Company. Pursuant to Section III.B, upon ninety (90) days written notice, you may terminate the Advisory Term prior to May 31, 2022; such event, or any other cessation of your services under this Section I.B, shall be the “Advisory Termination Date”.

II.    COMPENSATION

A.During the 2018 Term, you will receive “Guaranteed Payments” (as such term is defined by Section 707(c) of the Internal Revenue Code of 1986, as amended) at the annualized rate of $600,000, payable in accordance with the Company’s payroll practices, subject to Section II.C and Section III.  If you remain engaged and in Good Standing (“Good Standing” as defined in Section III.C) through the end of the 2018 Term, and you execute the release as required under Section V.B, you will receive a bonus in the amount of $1,000,000 (the “Transition Completion Bonus”), payable as a lump sum on July 31, 2018, regardless of whether you continue to perform services after May 31, 2018. If you are terminated by the Company not for Cause (“Cause” as defined in Section III.D) prior to the end of the 2018 Term, and you execute the release as required under Section V.B, you will receive (i) the Transition Completion Bonus, and (ii) the unpaid Guaranteed Payments that would have been paid to you had you been engaged through May 31, 2018, and (iii) $500,000, which will be deemed to constitute payment of the full amount of the Guaranteed Payments during the Advisory Term described in Section II.B, all of which shall be payable as a lump sum on July 31, 2018.

B.During the Advisory Term, you will receive Guaranteed Payments at the annualized rate of $125,000, payable in accordance with the Company’s payroll practices as in effect at the date hereof, subject to Section II.C. If, during the Advisory Term, you are terminated by the Company not for Cause prior to May 31, 2022, you will receive the unpaid Guaranteed Payments under this Section II.B that would have been paid to you had you been engaged through May 31, 2022, payable as a lump sum on the 60th day following the termination date, subject to Section V.F. For clarity, if such termination does not constitute a separation from service (as specified in Section V.F.), any remaining unpaid Guaranteed Payments under this Section II.B will be paid at the times they would have been paid if you had remained engaged through May 31, 2022.

C.The following provisions apply in the event of a Change in Control, as defined herein:

1.
If the Change in Control occurs during the 2018 Term, and you execute the release as required under Section V.B, you will be paid a lump-sum payment equal to the amount of Guaranteed Payments that would have been thereafter payable under Section II.A through the end of the 2018 Term plus the Transition Completion Bonus plus the amount of Guaranteed Payments that would have been thereafter payable under Section II.B through May 31, 2022, such payment to be made on the 60th day following the Change in Control, and the 2018 Term and the Advisory Term will be deemed to have ended.

2.
If the Change in Control occurs during the Advisory Term, and you execute the release as required under Section V.B, you will be paid a lump-sum payment equal to the amount of Guaranteed Payments that would have been thereafter payable under Section II.B through May 31, 2022, such payment to be made not later than 60th day following the Change in Control, and the Advisory Term will be deemed to have ended.

3.
A Change in Control will be deemed to have occurred if, after the effective date hereof, there has occurred a transaction or series of transactions constituting either (i) a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) of the Internal Revenue Code (the “Code”) or (ii) a sale or disposition of more than 50% of the assets of the Company that disposes of the essential operating capabilities of the Company and otherwise constitutes a change in the ownership of a substantial portion of the assets of the Company that under Treasury Regulation Section 1.409A-3(i)(5)(vii) under the Code, provided that you are not affiliated with the party acquiring such ownership or assets.

D.Benefits. During the 2018 Term, you will continue to receive benefits commensurate with those provided to similarly situated partners performing services. From the time you have completed your services in the 2018 Term through May 31, 2022, you will continue to receive health and dental benefits on the same basis as provided to executive partners, provided that such health and dental benefits will terminate if you become employed and become eligible to receive health and dental benefits from another employer.

E.Statutory Deductions. Any payments described in this Agreement will be considered Guaranteed Payments such that you, and not the Company, shall be responsible for payment of all taxes thereon.

III.    TERMINATION

A.At-Will. Your engagement with the Company is “at will,” and the Company may terminate your engagement at any time, with or without Cause or notice. You may voluntarily terminate your engagement subject to applicable notice periods.

B.Notice Period. During your engagement either party may terminate your engagement under this Agreement. You are required to provide the Company with ninety (90) days written notice of your intention to terminate your engagement (the “Notice Period”). During the Notice Period, you will continue to receive your Guaranteed Payments at the rate then in effect (but not any bonus distribution) at the regular payroll dates; your fiduciary duties and your obligations to the Company as a partner performing services of the Company will continue; and you will cooperate in the transition of your responsibilities. The Company shall have the right, in its sole discretion, to direct that you no longer come in to the office during the Notice Period or to shorten the Notice Period. In determining whether to exercise this right, the Company will act solely in its own best interests, and under no circumstances will it take into consideration any request by you that the Company direct you to cease coming into the office or shorten the Notice Period.

C.Good Standing. “Good Standing” means you remain engaged at the Company or one of its parents, subsidiaries or affiliates and have not been terminated for Cause, have not resigned or given notice of resignation, and have not committed conduct that could result in termination for Cause.

D.Cause. “Cause” means (a) your engagement in misconduct that is materially injurious to the Company or any of its parents, subsidiaries or affiliates; or (b) if you materially breach this Agreement and/or its representations and warranties contained herein, and fail to remedy such breach within 15 business days of receiving written notice from the Company requiring you to do so; or (c) if you materially breach this Agreement and the breach is attributable to your bad faith, gross negligence, fraud or willful misconduct or a breach of your fiduciary duties to the Company or its parents, subsidiaries or affiliates; or (d) your failure on more than one occasion, after receiving due notice of such failure, to substantially perform your obligations to the Company or its parents, subsidiaries or affiliates; or (e) your commission of an act or acts constituting any (A) fraud against, or misappropriation or embezzlement from the Company or any of its parents, subsidiaries or affiliates, (B) crime involving moral turpitude, or (C) offense that could result in a jail sentence of at least 30 days; or (f) your engagement in any competitive activity which would constitute a material breach of your obligations to the Company under this Agreement; or (g) your engagement in conduct or activities that materially violate any applicable governmental or quasi-governmental regulation involving securities or otherwise relating to the business of the Company or its parents, subsidiaries or affiliates; or (h) you voluntarily commence any proceeding or file any relief under Title 11 of the United States Code or any other U.S. Federal or state bankruptcy or insolvency law.

IV.    RESTRICTIVE COVENANTS

A.Confidential Information. During and after your engagement by the Company, you will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for your own benefit or for the benefit of anyone other than the Company or any of its parents, subsidiaries or affiliates, any Confidential Information of the Company, its parents, subsidiaries or affiliates, whether or not reduced to writing or physical embodiment and whether prepared by you or not. The terms of this Section IV.A. shall survive the termination of your engagement with the Company, regardless of who terminates your engagement, or the reasons therefor. “Confidential Information” means any confidential or proprietary information of the Company or any of parents, subsidiaries or affiliates, including, without limitation, research, processes, procedures, marketing techniques, marketing and business development plans, client data, net asset value, performance information and financial information. Confidential Information may be disclosed in good faith by you in connection with the performance of your duties under this Agreement. For purposes of this Section, Confidential Information shall not be deemed to include information publicly known in the trade at the time you first learn of the information or which later becomes commonly known in the trade (other than as a result of a disclosure by you); nor shall the term include general knowledge or general trade information which you independently learn nor information already in your possession prior to your engagement by the Company. Notwithstanding the foregoing, nothing in this section prohibits or restricts you or your attorney from his or her right to: (i) disclose relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; or, (ii) participate, cooperate, or testify in any action, investigation, or proceeding with, or provide information to, the Company’s legal department, any self-regulatory organization, any governmental agency, or legislative body; provided that, if permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, you shall give prompt written notice to the Company to permit the Company to protect  its interests in confidentiality to the fullest extent possible.

B.Non-Competition. During the 2018 Term and the Advisory Term, you shall not engage in Competitive Activity. “Competitive Activity” means that you, whether acting alone or in conjunction with others, directly or indirectly rendering services for any organization or engaging (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) directly or indirectly, in any business which is or becomes competitive with any of the business of the Company, or foreign currency trading business of their parents, subsidiaries or affiliates.

C.Non-Solicitation. During the 2018 Term and the Advisory Term, you shall not, directly or indirectly solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hiring, or retention as an employee or independent contractor, any person who during the previous twelve months was an employee or independent contractor of the Company or its parents, subsidiaries or affiliates.

D.Works For Hire. You acknowledge and agree that all copyrightable material and other intellectual property developed or prepared for the Company by you during your engagement by the Company, including without limitation (a) all computer software and all elements thereof and (b) all inventions, improvements, discoveries, designs, documents, and other data (whether or not patentable or copyrightable) made, developed, or first reduced to practice by you for the Company, whether solely or jointly with others, during the period of your engagement by the Company, are deemed to be developed and prepared for the sole and exclusive benefit of the Company, and all copyrightable material shall constitute works for hire. The Company shall have all right, title, and interest in such material and shall be the author thereof for all purposes under the copyright laws. In the event that any copyrightable material is deemed not to be works for hire, you hereby assign such works to the Company and agree, without further compensation or consideration, to immediately take such actions to effect such assignment as may be requested by the Company.

E.Acknowledgment. You acknowledge and agree that the time periods referred to in the paragraphs above are reasonable and valid in duration and scope and in all other respects. You also represent that your financial resources, experience and capabilities are such that the enforcement of the foregoing covenants will not prevent you from earning a livelihood, and acknowledge that it would cause the Company and/or its parents, subsidiaries or affiliates serious and irreparable injury and cost if you were to use your ability and knowledge in competition with the Company and/or its parents, subsidiaries or affiliates or to otherwise breach the obligations contained in this Agreement. If the scope of any of the restrictions set forth above are deemed by any arbitration panel, court, or other tribunal to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and you hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

V.     OTHER IMPORTANT PROVISIONS

A.Your continued engagement is subject to compliance with all Company policies including, but not limited to, those contained in any code of ethics or general compliance policies and procedures, all of which may, from time to time, be amended.

B.Release. As a condition to your rights to receive the Transition Completion Bonus and accelerated Guaranteed Payments as set forth herein, you must execute, deliver and not revoke a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company and consistent with the post-engagement restrictions contained herein. The Company will provide to you the form of such release not later than five calendar days after the date an amount has become payable subject only to your executing, delivering and not revoking the release under this Section V.B. You must execute the release and deliver it to the Company not later than 45 days after the form of release is provided to you. If you do not execute the release, or if you revoke the release before the designated payment date, your rights to payments conditioned upon your timely execution of such release shall be forfeited. If the 45-day period contemplated hereby crosses calendar years, the payments required hereunder shall be paid in the second calendar year to comply with Code Section 409A.

C.The Company’s obligations pursuant to this Agreement shall be joint and several obligations for which the Company and each of its parents, subsidiaries, and operating companies, including but not limited to FXCM Global Services, LLC, Forex Capital Markets Ltd., FXCM Australia Pty Ltd., FXCM Markets Ltd., and FXCM Bullion Ltd., shall be liable. The Company represents that it has the authority to bind each of its parents, subsidiaries, and operating companies to these obligations.

D.This Agreement constitutes the entire agreement between you and the Company with respect to the subject matters in this Agreement, and supersedes all prior or contemporaneous negotiations, promises, agreements and representations, all of which have become merged and integrated into this Agreement. Without limiting the foregoing, the Severance Agreement for Founders effective January 1, 2016 between David Sakhai and FXCM Global Services, LLC and all other severance agreements relating to your employment or engagement are hereby terminated. The provisions in this Agreement are severable. Any provisions in this Agreement held to be unenforceable or invalid in any jurisdiction shall not affect the enforceability the remaining provisions. In addition, any provision of this Agreement held to be excessively broad as to degree, duration, geographical scope, activity or subject, shall be construed by limiting and reducing it to be enforceable to the extent compatible with the applicable law.

E.This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflicts of laws, to the extent that such principles or rules would require or permit the application of the law of another jurisdiction. You hereby consent that any arbitration proceeding brought with respect to matters related to your employment, engagement or this Agreement shall be brought before FINRA in the Borough of Manhattan in the State of New York, or if the parties are permitted to bring such action in a state or federal court, then you hereby consent to the personal jurisdiction of the state and federal courts sitting in the City and State of New York with respect to matters related to your employment, engagement or this Agreement, and agree that any action with respect thereto shall be brought in such courts.

F.This Agreement is intended to comply with provisions of Code Section 409A and regulations thereunder so that you will not be subject to tax penalties under Section 409A, and therefore this Agreement shall be interpreted accordingly. References herein to your termination of service, insofar as they relate to the timing of payment of any payment that constitutes a deferral of compensation under Code Section 409A, shall be deemed to refer to the date upon which you have a “separation from service” within the meaning of Code Section 409A. Other provisions of this Agreement notwithstanding, (i) if at the time of your separation from service from the Company and all of its affiliates you are a “specified employee” as defined for purposes of Code Section 409A and the deferral of the commencement of any payment or benefit otherwise payable hereunder or payable under any other compensatory arrangement between you and the Company (and its affiliates) as a result of such separation from service is necessary in order to prevent any accelerated or additional tax or penalty under Code Section 409A, then the Company will delay the commencement of the payment of such payment or benefit (without any reduction in such payment or benefit ultimately paid to you) until the date that is six months following your separation from service (or the earliest date as is permitted under Code Section 409A), at which point all payments deferred under this Section V.F shall be paid to you in a lump sum and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax or penalty under Code Section 409A, such payments or benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax or penalty. To the extent that any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Code Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A. Other provisions of this Agreement notwithstanding, you will be responsible for all taxes (including excise taxes and tax penalties) relating to your compensation hereunder or otherwise paid by the Company or any of its affiliates, and the Company and its affiliates will not indemnify you for any such taxes.

G.Notwithstanding any other provision of this Agreement to the contrary, if any of the payments or benefits provided or to be provided by us (including our affiliates) to you or for your benefit under this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section V.G, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then, prior to our making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the

Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount under (ii) above, the Covered Payments will be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments, after payment of all applicable federal, state, local, foreign income, employment and excise taxes. You will provide to the Company all such information and documents as the Company may reasonably request in order for the Company to make a determination under this Section V.G. The Company’s determination shall be final and binding on all parties.

H.Neither the Company, nor you, shall assign the rights and obligations under this Agreement without prior consent of the other party, such consent not to be unreasonably withheld.

I.You acknowledge and agree that you have read and understand this Agreement, you voluntarily agree to the terms and conditions in this Agreement, and you have been provided with the opportunity to consult with independent legal counsel of your choice prior to executing this Agreement.

If the above terms are acceptable to you, we request that you accept this Agreement by signing and dating the copy enclosed and returning it to the Company.

Sincerely,

FXCM Group, LLC

/s/ Brendan Callan
By: Brendan Callan, CEO

AGREED TO AND ACCEPTED BY:

/s/ David Sakhai	5/17/2017
David Sakhai	DATE